Exhibit 2.5

FIRST AMENDMENT

TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”), dated as of March 25, 2019, is entered into by and between by and among AmpliPhi Biosciences Corporation, a Washington corporation, Ceres Merger Sub, Inc., a Washington corporation, and C3J Therapeutics, Inc., a Washington corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger and Reorganization, dated as of January 3, 2019 (as amended hereby, the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.       Amendment to Merger Agreement.

a.     Section 9.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“by either Parent or the Company if the Contemplated Transactions shall not have been consummated by June 1, 2019 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body (including, via a comment letter or other communication from the SEC), then either the Company or Parent shall be entitled to extend the End Date for an additional 30 calendar days by written notice to the other the Party;”

2.       Effect of Amendment. Pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent. The Merger Agreement is amended by this Amendment only as specifically provided herein, and the Merger Agreement, as so amended, shall continue in full force and effect. Each reference in the Merger Agreement to “this Agreement”, “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean January 3, 2019). References to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement or contemplated thereby, shall refer to the Merger Agreement as amended hereby.

3.       Authorization and Validity. Each party to this Amendment hereby represents and warrants to the other party hereto that: (a) such party has the requisite power and authority to execute and deliver this Amendment, to perform their obligations hereunder and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action of such party, and (c) this Amendment will be duly executed and delivered by such party and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.       Miscellaneous. Sections 10.2, 10.4, 10.5, 10.7 through 10.13 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

*      *      *

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer, as of the date first written above.

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Paul C. Grint
Name: Paul C. Grint, M.D.
Title: Chief Executive Officer

CERES MERGER SUB, INC.

By:	/s/ Steve R. Martin
Name: Steve R. Martin
Title: Director

C3J THERAPEUTICS, INC.

By:	/s/ Todd R. Patrick
Name: Todd R. Patrick
Title: Chief Executive Officer